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                                                                       EXHIBIT 8
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                      PORTER, WRIGHT, MORRIS & ARTHUR, LLP
                         ATTORNEYS AND COUNSELORS AT LAW
                              41 SOUTH HIGH STREET
                                             COLUMBUS, OHIO 43215-6194
                             Telephone: 614-227-2000
                                Fax: 614-227-2100

                                 April 19, 2000


Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio  43215

Empire Banc Corporation
1227 East Front Street
Traverse City, Michigan  49686

Gentlemen:

         We have acted as counsel to Huntington Bancshares Incorporated, a Maryland corporation (the "Company") in connection with the proposed statutory merger (the "Merger") of Empire Banc Corporation, a Michigan corporation ("Empire"), with and into the Company, pursuant to which the shareholders of Empire will receive common shares, without par value, of the Company ("Company Shares") subject to the Agreement and Plan of Merger, as amended, and Supplemental Agreement both dated as of February 4, 2000 between Empire and the Company (the "Merger Agreement"), in exchange for their outstanding shares of the capital stock of Empire ("Empire Shares"). At your request, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Terms not otherwise defined herein shall have the same meaning as when used in the Merger Agreement.

         In that connection, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, and other instruments, and such other matters of fact and law, as we have considered necessary or appropriate for the purposes of this opinion, including an examination of: (i) the Merger Agreement and the other documents and agreements referred to therein; and (ii) the Proxy Statement/Prospectus (the "Prospectus") relating to the Merger and included in the Registration Statement of the Company on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         For purposes of the opinions set forth below, we have assumed and are relying upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified, and upon which we are entitled to rely) contained, respectively, in certain certificates of the officers of the Company and Empire. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement, the Merger will constitute a statutory merger pursuant to the applicable provisions of the laws of the States of Maryland and Michigan, the Subsidiary Merger will be respected as a separate transaction, and the facts, statements, and other information contained in the Prospectus relating to the Merger are true, correct, and complete in all material respects.

         The opinions set forth below are based upon, and the section numbers cited herein refer to, the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, the administrative interpretations thereof and the judicial decisions with respect thereto, all as currently in effect, and are

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Huntington Bancshares Incorporated
Empire Banc Corporation
April 19, 2000
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further based upon the continued accuracy and completeness of the documents, certifications, and representations referred to in the two preceding paragraphs as of the Effective Time.

         In reliance on the assumptions and the representations set forth above, we are of the opinion that:

         (1) The Merger of Empire with and into the Company will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         (2) Each of Empire and the Company will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         (3) The discussion contained in the Registration Statement under the caption "Federal Income Tax Consequences" represents our opinion as to the material federal income tax consequences of the Merger.

         We have given this opinion in connection with the transactions contemplated by the Merger Agreement and such opinion is not to be relied upon for any other purpose. This opinion may not be applicable to all shareholders, including, without limitation, (1) an Empire shareholder whose Empire Shares are not held as a capital asset; or (2) an Empire shareholder who is subject to special treatment under the Code, including without limitation, an insurance company, a dealer in securities, a financial institution, a tax-exempt investor, or non-United States citizen. This opinion further assumes no shareholder acquired Empire Shares in contemplation of or to effectuate the Merger.

         In addition to the assumptions and exclusions above, no opinion is expressed herein concerning the effect of state, local, and foreign tax laws. Furthermore, no opinion is expressed herein about the tax treatment of the transaction under other provisions of the Code or the Treasury Regulations issued thereunder or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically addressed by the foregoing opinion, including, without limitation, the capitalization or deduction of payments or expenses relating to the Merger and the exchange of any Empire Shares in the Merger that were acquired by the holder pursuant to an employee stock option or employee stock purchase plan or otherwise as compensation.

         You should be aware that this opinion represents our conclusions as to the application of existing law and is based on the certifications and representations given as of the date hereof. The statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein. In addition, no advance ruling has been obtained from the Internal Revenue Service ("Service") regarding the Merger. An opinion of counsel represents counsel's best legal judgement, but has no binding effect or official status of any kind. Accordingly, there can be no assurance that the Service or Courts will not take positions contrary to the opinions stated above.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. By giving this consent, however, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                       /s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP

                                       PORTER, WRIGHT, MORRIS & ARTHUR LLP

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